Exhibit 21.1

Entity Jurisdiction Ownership

Shuhai Information Skill (HK) Limited Hong Kong 100%

Tianjin Information Sea Information Technology Co., Ltd People’s Republic of China 100%

Shuhai Information Technology Co., Ltd People’s Republic of China Variable Interest Entity